Exhibit 99.1
Chart Industries Reports Third Quarter 2024 Financial Results

ATLANTA, – November 1, 2024 - Chart Industries, Inc. (NYSE: GTLS) today reported results for the third quarter ended September 30, 2024. Results shown are from continuing operations. When referring to any comparative period, all metrics are pro forma for continuing operations of the combined business of Chart and Howden (pro forma excludes the following businesses that were divested in 2023: Roots, American Fan, Cofimco and Cryo Diffusion). The Howden acquisition closed on March 17, 2023.

Third quarter 2024 highlights compared to third quarter 2023, pro forma:
•Orders of $1.17 billion, an increase of 5.4%
•Sales of $1.06 billion, an increase of 22.4%
•Reported gross margin of 34.1%, an increase of 350 basis points (“bps”)
•Reported operating income of $178.5 million (16.8% of sales) or $235.9 million when adjusted for unusual items primarily related to the Howden integration and headcount restructuring, resulting in 22.2% adjusted operating margin, an increase of 450 bps
•Reported EBITDA of $248.4 million (23.4% of sales) increased 53.9%
•Adjusted EBITDA of $260.7 million (24.5% of sales) when adjusting for the items described above was an increase of 39.3%
•Reported diluted earnings per share (“EPS”) of $1.34; adjusted diluted EPS of $2.18 which would have been $2.48 when considering negative $9.3 million of foreign exchange impact ($0.15 negative EPS impact net of tax) and a higher than originally anticipated tax rate driven by geographic mix ($0.15 negative EPS impact)
•Reported net cash from operating activities of $200.7 million less capital expenditures of $26.1 million resulted in $174.6 million of free cash flow (“FCF”); reiterate our anticipated approximately $400 million full year 2024 FCF outlook

“We generated $174.6 million of free cash flow in the third quarter 2024 which was used for the reduction of our net debt and contributed to the decrease in our net leverage ratio to 3.04 as of September 30, 2024,” stated Jill Evanko, Chart’s CEO and President. “Continued demand across the majority of our end markets, our segments’ strong operational performance, the benefits of continued double-digit growth in our aftermarket business and earlier than anticipated cost synergy achievement resulted in record reported gross profit margin of 34.1% and record adjusted operating margin of 22.2%.”

Summary of third quarter 2024.

Third quarter 2024 sales of $1.06 billion increased 22.4% (an increase of 22.6% when considering foreign exchange headwind of (0.2%)) compared to the third quarter 2023. Each segment’s sales increased when compared with the third quarter 2023.

Orders of $1.17 billion, increased 5.4% compared to the third quarter 2023. Third quarter 2024 demand was strong in Heat Transfer Systems (“HTS”) and Repair, Service and Leasing (“RSL”). HTS demand was driven by LNG and other energy-related orders for brazed aluminum and air-cooled heat exchangers. LNG is driving demand through the value chain with multiple Chart applications, including a large order for compressors in upstream gas processes in Qatar, multiple marine orders for EGR blowers, and continued pickup in HLNG vehicle tanks. The demand in RSL was underpinned by new long-term service and framework agreements. RSL book-to-bill in the third quarter 2024 was 1.05.

To date, our cost synergies from the Howden acquisition have exceeded $250 million which was our original year-three (2026) target. Those earlier than anticipated cost synergies were a contributor to our reported gross margin of 34.1%, dropping through to reported operating income of $178.5 million, or 16.8%. When adjusted for one-time items described above, adjusted operating margin was 22.2%, an increase of 450 bps when compared to the third quarter 2023 and 50 bps higher than the second quarter 2024. All four segments had an increase in their third quarter 2024 gross profit margin as well as their operating margin and adjusted operating margin when compared to the third quarter 2023.

EBITDA of $248.4 million was $260.7 million when adjusted for the one-time costs related to restructuring and Howden integration as well as the offsetting gains in the quarter on our minority investments. Adjusted EBITDA of $260.7 million included a foreign exchange negative headwind of $9.3 million in the third quarter 2024; excluding the foreign exchange impact, adjusted EBITDA would have been $270.0 million. Adjusted EBITDA margin of 24.5% grew 290 bps compared to the third quarter 2023.

LNG, hydrogen, data center, and carbon capture (“CCUS”) demand for our equipment and technology is growing.

Our IPSMR® process technology for modular LNG liquefaction and our associated proprietary equipment continues to gain traction, with dozens of technical validations approved for its use in current and potential future projects, including the following:

•ExxonMobil – on behalf of Mozambique Rovuma Venture (MRV), operator of the Area 4 concession in northern Mozambique’s Rovuma Basin – recently announced its strategic decision to select our IPSMR® liquefaction technology and proprietary equipment for the Rovuma LNG project at the Afungi peninsula. The Rovuma LNG Project will produce, liquefy and market natural gas from reservoirs of the Area 4 block of the offshore Rovuma Basin and includes the construction of 12 modules of 1.5 MTA each, with a total LNG capacity of 18 MTPA, as well as associated onshore facilities. The selection of Chart IPSMR® for the 12 liquefaction modules is expected to help enable increased project competitiveness, improved reliability and lower GHG emissions. This project content is not yet in backlog, although early engineering work has been booked.
•The sale of Tellurian to Woodside Energy was completed on October 8, 2024. The Woodside Louisiana LNG (formerly the Driftwood project) will utilize our IPSMR® process technology and associated equipment. The project content is not yet in backlog; we received a small engineering release in October 2024.
•Viability Gap Plc., N Gas Tanzania Ltd., and Tanzania Petroleum Development Corporation have chosen to partner with Chart Industries to utilize our IPSMR® process and associated equipment for their small-scale LNG project in Tanzania, which is anticipated to commence after the finalization of the FEED (Front-End Engineering Design) phase. This project is not yet in backlog.

Additionally, in the third quarter 2024 and October 2024, we have executed the following hydrogen-related agreements, which do not yet have any content in our backlog:

•We have partnered with Renergy Group Partners LLC (“Renergy”), a renewable energy and infrastructure solutions provider, on Renergy’s green hydrogen plant in Egypt, which is anticipated to produce 450,000 tons of hydrogen per year. As part of this partnership, Chart will provide Renergy with hydrogen liquefaction, storage, and compression equipment. Final investment decision (FID) is expected in first quarter 2026, and the first phase of the 160,000MT liquid green hydrogen per year project is expected to be operational in 2030.
•We executed a Memorandum of Understanding (“MOU”) with a developer of hydrogen production projects in Europe for a 30 ton per day hydrogen liquefier and associated ISO containers. Total anticipated Chart project content is anticipated to be approximately $85 million. The project is expected to FID in 2025.
•We executed a Collaboration Agreement to work with PETROJET, Egypt’s largest state-owned construction company, to advance hydrogen projects across Egypt.
•We signed a MOU with the Region Bretagne, BrestPort, Bretagne Development Innovation and EO Concept as part of their European projects to convert their fleet of ships to use LH2 and to develop a port energy hub for the supply of renewable fuels. Chart will bring its expertise for the development of a 10 ton per day (“TPD”) hydrogen liquefaction and refueling at the Port of Brest.

We are seeing increasing scope and size for our CCUS offering, including providing our liquid oxygen bulk storage tanks to the “Catch4Climate” (CI4C) project, an oxyfuel technology carbon capture project led by four European cement manufacturers.

In October 2024, we received another data center air-cooler order and we were awarded a hydrogen liquefaction project with our partner, indigenous owned Salish Elements out of Vancouver, British Columbia (“BC”) for the first phase of their BC Hydrogen Highway project.

Third quarter 2024 segment results (as compared to the third quarter 2023, pro forma continuing operations unless noted otherwise).

Cryo Tank Solutions (“CTS”): Third quarter 2024 CTS orders of $126.2 million decreased 17.5% when compared to the third quarter 2023, primarily driven by the third quarter 2023 having had one order for $19.2 million for railcars. In the third quarter 2024, we saw slowing demand in China, which is primarily reflected in CTS. Third quarter 2024 sales of $162.5 million increased 4.6% when compared to the third quarter 2023. Reported gross profit margin of 25.0% increased 280 bps compared to the third quarter 2023.
Heat Transfer Systems: Third quarter 2024 HTS orders of $424.7 million increased 151.0% when compared to the third quarter 2023 driven by multiple LNG and traditional energy equipment awards. Third quarter 2024 HTS sales of $256.2 million were a record and grew 12.5% compared to the third quarter 2023 and had associated reported gross profit margin of 29.8%, a 340 bps increase compared to the third quarter 2023, driven by project mix.
Specialty Products: Third quarter 2024 Specialty Products orders of $237.8 million decreased 48.9% when compared to the third quarter 2023 as the third quarter of 2023 included larger hydrogen liquefaction orders whereas third quarter 2024 did not. We received one hydrogen liquefaction award in October, and we anticipate at least one additional hydrogen liquefaction project award in the fourth quarter 2024. Additionally, we anticipate one large mining project award in the fourth quarter 2024. Third quarter 2024 Specialty Products sales of $283.3 million were record for the segment and increased 25.9% when compared to the third quarter 2023 driven primarily by increasing throughput and hydrogen projects progressing. Reported gross profit margin of 26.3% increased 60 basis points when compared to the third quarter 2023 yet decreased sequentially from 29.1% when compared to the second quarter 2024. The sequential decrease was due to third quarter 2024 specific expenses incurred at our newly opened Theodore facility (“Teddy2”) related to a supplier’s machinery startup challenges and associated inefficiencies on specific space-related projects.
Repair, Service and Leasing: Third quarter 2024 RSL orders of $377.9 million increased 16.5% when compared to the third quarter 2023. Third quarter 2024 sales of $360.5 million increased 36.1%. RSL orders and sales growth were driven by service, repair, and spares in addition to a large aftermarket sale of equipment. Reported RSL gross profit margin of 47.4% was driven by the execution of continued synergies as well as positive mix.

FCF of $174.6 million in the third quarter resulted in net leverage ratio of 3.04; reiterate our net leverage ratio target of 2.0 to 2.5

Third quarter 2024 reported net cash from operating activities of $200.7 million less capital expenditures of $26.1 million resulted in $174.6 million of FCF. Our September 30, 2024 net leverage ratio was 3.04.

We anticipate our 2017 seven-year convertible notes to settle at maturity in November 2024 by paying the principal in cash (approximately $258.7 million) and delivery of shares for the anticipated settlement of the premium. This is already included in our share count in our guidance.

Additional cash-generating and debt paydown activities are currently underway and are anticipated to be completed in the coming few months. These include but are not limited to property sales, the potential of a small product line divestiture and the repatriation of foreign cash.

2024 Outlook.

Our current full year 2024 sales outlook is approximately $4.20 billion to $4.30 billion, an increase of 18.0% to 20.5% when compared with full year 2023, proforma. We anticipate full year 2024 adjusted EBITDA of approximately $1.015 billion to $1.045 billion, approximately 24.2% to 24.3% EBITDA margin. Our anticipated full year 2024 adjusted diluted EPS is expected to be approximately $9.00 based on a tax rate of approximately 22% and a diluted share count of approximately 46.5 million shares for the full year 2024. FCF is anticipated to be approximately $400 million. The changes to our 2024 outlook are primarily due to timing of larger orders and their associated revenue recognition (timing and mix), foreign exchange impact, tax rate change, and share count change.

2025 Outlook.

Our 2025 sales are anticipated to be in the range of $4.65 billion to $4.85 billion with associated adjusted EBITDA between $1.175 billion and $1.225 billion. Our anticipated full year 2024 adjusted diluted EPS is $12.00 to $13.00 inclusive of a tax rate of approximately 22%. Additionally, we anticipate ending 2025 with approximately $3 billion of net debt, based on full year 2025 free cash flow generation of approximately $550 to $600 million. We look forward to sharing additional bridges and details on our 2025 outlook at our Capital Markets Day on November 12, 2024 from 9am to 11am eastern time.

FORWARD-LOOKING STATEMENTS
Certain statements made in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company’s business plans, including statements regarding completed acquisitions, divestitures, and investments, cost and commercial synergies and efficiency savings, objectives, future orders, revenues, margins, segment sales mix, earnings or performance, liquidity and cash flow, repayment or settlement of maturing debt, inventory levels, capital expenditures, supply chain challenges, inflationary pressures including material cost and pricing increases, business trends, clean energy market opportunities including addressable markets, and governmental initiatives, including executive orders and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as

"may," "will," "should," "could," "expects," "anticipates," "believes," "projects," "forecasts," “outlook,” “guidance,” "continue," “target,” or the negative of such terms or comparable terminology.

Forward-looking statements contained in this press release or in other statements made by the Company are made based on management's expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the Company's control, that could cause the Company's actual results to differ materially from those matters expressed or implied by forward-looking statements. Factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements include: the Company’s ability to successfully integrate the Howden acquisition and other recent acquisitions and achieve the anticipated revenue, earnings, accretion and other benefits from these acquisitions; slower than anticipated growth and market acceptance of new clean energy product offerings; inability to achieve expected pricing increases or continued supply chain challenges including volatility in raw materials and supply; risks relating to the outbreak and continued uncertainty associated with the coronavirus (COVID-19) and regional conflicts and unrest, including the recent turmoil in the Middle East and the conflict between Russia and Ukraine including potential energy shortages in Europe and elsewhere; and the other factors discussed in Item 1A (Risk Factors) in the Company’s most recent Annual Report on Form 10-K filed with the SEC, which should be reviewed carefully. The Company undertakes no obligation to update or revise any forward-looking statement.

USE OF NON-GAAP FINANCIAL INFORMATION
This press release contains non-GAAP financial information, including adjusted operating income, adjusted earnings per diluted share, net income attributable to Chart Industries, Inc. adjusted, free cash flow and EBITDA and adjusted EBITDA. The release also contains various pro forma measures (including pro forma orders, sales, gross profit, adjusted EBITDA, operating income and adjusted operating income), to reflect the following businesses that were divested in 2023: Roots, American Fan, Cofimco and Cryo Diffusion. For additional information regarding the Company's use of non-GAAP financial information, as well as reconciliations of non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States ("GAAP"), please see the reconciliation pages at the end of this news release.

The Company believes these non-GAAP measures are of interest to investors and facilitate useful period-to-period comparisons of the Company’s financial results, and this information is used by the Company in evaluating internal performance. With respect to the Company’s 2024 and 2025 full year earnings outlook, the Company is not able to provide a reconciliation of the adjusted EBITDA, FCF or adjusted EPS because certain items may have not yet occurred or are out of the Company’s control and/or cannot be reasonably predicted.

CONFERENCE CALL
As previously announced, the Company has scheduled a conference call for Friday, November 1, 2024 at 8:30 a.m. ET to discuss its third quarter 2024 financial results. Participants wishing to join the live Q&A session must dial-in with the following information:

PARTICIPANT INFORMATION:
Toll-Free – North America: (+1) 800 549 8228
Toll North America and other locations: (+1) 289 819 1520
Conference ID: 35817

A live webcast and replay, as well as presentation slides, will be available on the Company’s investor relations website through the following link: Q3 2024 Webcast Registration. A telephone replay of the conference call can be accessed approximately two hours following the end of the call at 1-888-660-6264 with passcode 35817 through December 1, 2024.

About Chart Industries, Inc.
Chart Industries, Inc. is a leading independent global leader in the design, engineering, and manufacturing of process technologies and equipment for gas and liquid molecule handling for the Nexus of Clean™ - clean power, clean water, clean food, and clean industrials, regardless of molecule. The company’s unique product and solution portfolio across stationary and rotating equipment is used in every phase of the liquid gas supply chain, including engineering, service and repair from installation to preventive maintenance and digital monitoring. Chart is a leading provider of technology, equipment and services related to liquefied natural gas, hydrogen, biogas and CO2 capture amongst other applications. Chart is committed to excellence in environmental, social and corporate governance (ESG) issues both for its company as well as its customers. With 64 global manufacturing locations and over 50 service centers from the United States to Asia, Australia, India, Europe and South America, the company maintains accountability and transparency to its team members, suppliers, customers and communities. To learn more, visit www.chartindustries.com

For more information, click here:
http://ir.chartindustries.com/

Chart Industries Investor Relations Contact:
John Walsh
SVP, Investor and Government Relations
1-770-721-8899
john.walsh@chartindustries.com

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Dollars and shares in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Sales	$1,062.5	$897.9	$3,053.5	$2,337.5
Cost of sales	699.9	621.7	2,037.0	1,631.4
Gross profit	362.6	276.2	1,016.5	706.1
Selling, general and administrative expenses	135.7	122.8	413.4	356.4
Amortization expense	48.4	49.0	143.9	115.0
Operating expenses	184.1	171.8	557.3	471.4
Operating income	178.5	104.4	459.2	234.7
Acquisition related finance fees	—	—	—	26.1
Interest expense, net	80.6	90.5	248.7	202.7
Other (income) expense, net	(2.6)	3.4	4.2	6.4
Income (loss) from continuing operations before income taxes and equity in (loss) income of unconsolidated affiliates, net	100.5	10.5	206.3	(0.5)
Income tax expense (benefit)	26.6	0.1	50.9	(4.2)
Income from continuing operations before equity in (loss) income of unconsolidated affiliates, net	73.9	10.4	155.4	3.7
Equity in (loss) income of unconsolidated affiliates, net	(0.8)	1.3	(2.4)	2.4
Net income from continuing operations	73.1	11.7	153.0	6.1
Loss from discontinued operations, net of tax	(0.4)	(6.0)	(2.8)	(2.6)
Net income	72.7	5.7	150.2	3.5
Less: Income attributable to noncontrolling interests of continuing operations, net of taxes	3.7	2.3	11.3	6.0
Net income (loss) attributable to Chart Industries, Inc.	$69.0	$3.4	$138.9	$(2.5)

Amounts attributable to Chart common stockholders
Income from continuing operations	$69.4	$9.4	$141.7	$0.1
Less: Mandatory convertible preferred stock dividend requirement	6.8	6.8	20.4	20.5
Income (loss) from continuing operations attributable to Chart	62.6	2.6	121.3	(20.4)
Loss from discontinued operations, net of tax	(0.4)	(6.0)	(2.8)	(2.6)
Net income (loss) attributable to Chart common shareholders	$62.2	$(3.4)	$118.5	$(23.0)

Basic earnings per common share attributable to Chart Industries, Inc.
Income (loss) from continuing operations	$1.49	$0.06	$2.89	$(0.49)
Loss from discontinued operations	(0.01)	(0.14)	(0.07)	(0.06)
Net income (loss) attributable to Chart Industries, Inc.	$1.48	$(0.08)	$2.82	$(0.55)
Diluted earnings per common share attributable to Chart Industries, Inc.
Income (loss) from continuing operations	$1.34	$0.05	$2.59	$(0.49)
(Loss) income from discontinued operations	(0.01)	(0.12)	(0.06)	(0.06)
Net income (loss) attributable to Chart Industries, Inc.	$1.33	$(0.07)	$2.53	$(0.55)

	Three Months Ended		Nine Months Ended
	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Weighted-average number of common shares outstanding:
Basic	42.05	41.98	42.04	41.96
Diluted (1) (2)	46.67	47.61	46.89	41.96
_______________
(1)Includes an additional 4.43 and 5.39 shares related to the convertible notes due 2024 and associated warrants in our diluted earnings per share calculation for the three months ended September 30, 2024 and 2023, respectively. The associated hedge, which helps offset this dilution, cannot be taken into account under U.S. generally accepted accounting principles (“GAAP”). If the hedge could have been considered, it would have reduced the additional shares by 2.43 and 2.86 for the three months ended September 30, 2024 and 2023, respectively.
(2)Includes an additional 4.66 shares related to the convertible notes due 2024 and associated warrants in our diluted earnings per share calculation for the nine months ended September 30, 2024. The associated hedge, which helps offset this dilution, cannot be taken into account under U.S. GAAP. If the hedge could have been considered, it would have reduced the additional shares by 2.54 for the nine months ended September 30, 2024.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollars in millions)

	Three Months Ended		Nine Months Ended
	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Operating Activities
Net income	$72.7	$5.7	$150.2	$3.5
Less: Loss from discontinued operations, net of tax	(0.4)	(6.0)	(2.8)	(2.6)
Net income from continuing operations	73.1	11.7	153.0	6.1
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Bridge loan facility fees	—	—	—	26.1
Depreciation and amortization	68.1	67.0	200.0	163.2
Employee share-based compensation expense	4.2	2.6	14.3	9.2
Financing costs amortization	4.8	4.8	14.2	12.0
Unrealized foreign currency transaction loss (gain)	8.6	1.3	(5.1)	0.4
Unrealized (gain) loss on investments in equity securities	(12.8)	5.2	(10.8)	11.8
Equity in loss (income) of unconsolidated affiliates	0.8	(1.2)	2.4	(2.4)
Loss on sale of business	—	—	7.8	—
Other non-cash operating activities	2.0	(6.3)	3.0	(4.9)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(45.2)	(1.7)	(45.0)	(61.9)
Inventories	19.4	7.6	24.4	2.6
Unbilled contract revenue	(9.5)	(50.6)	(195.7)	(133.4)
Prepaid expenses and other current assets	26.6	21.6	(16.4)	34.0
Accounts payable and other current liabilities	67.2	(42.9)	109.6	86.2
Customer advances and billings in excess of contract revenue	(19.3)	(15.5)	(13.3)	19.1
Long-term assets and liabilities	12.7	(32.9)	(15.2)	(62.0)
Net Cash Provided By (Used In) Continuing Operating Activities	200.7	(29.3)	227.2	106.1
Net Cash (Used In) Provided By Discontinued Operating Activities	(0.1)	6.7	(5.6)	(69.2)
Net Cash Provided By (Used In) Operating Activities	200.6	(22.6)	221.6	36.9

	Three Months Ended		Nine Months Ended
	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Investing Activities
Acquisition of businesses, net of cash acquired	—	17.5	—	(4,322.3)
Proceeds from sale of business	—	291.9	(6.1)	291.9
Capital expenditures	(26.1)	(63.1)	(100.3)	(115.4)
Investments	—	(6.2)	(13.1)	(8.8)
Other investing activities	0.1	3.3	0.4	2.3
Net Cash (Used In) Provided By Continuing Investing Activities	(26.0)	243.4	(119.1)	(4,152.3)
Net Cash Used In Discontinued Investing Activities	—	(0.5)	(2.5)	(2.6)
Net Cash (Used In) Provided By Investing Activities	(26.0)	242.9	(121.6)	(4,154.9)
Financing Activities
Borrowings on credit facilities	801.9	611.5	2,286.7	1,334.3
Repayments on credit facilities	(910.2)	(849.5)	(2,246.5)	(1,234.3)
Borrowings on term loan	—	—	—	1,747.2
Repayments on term loan	—	(4.4)	—	(8.2)
Payments for debt issuance costs	(4.8)	(0.1)	(10.1)	(133.5)
Payment of contingent consideration	—	(2.7)	—	(4.4)
Proceeds from issuance of common stock, net	—	—	—	11.7
Proceeds from exercise of stock options	—	0.7	0.4	0.9
Common stock repurchases from share-based compensation plans	(0.2)	(0.3)	(3.3)	(3.0)
Dividend distribution to noncontrolling interests	—	(3.8)	—	(12.2)
Dividends paid on mandatory convertible preferred stock	(6.8)	(6.8)	(20.4)	(20.5)
Net Cash (Used In) Provided By Financing Activities	(120.1)	(255.4)	6.8	1,678.0
Effect of exchange rate changes on cash and cash equivalents	7.4	(2.3)	4.6	(0.4)
Net (decrease) increase in cash, cash equivalents, restricted cash, and restricted cash equivalents including cash classified within current assets held for sale	61.9	(37.4)	111.4	(2,440.4)
Less: net increase in cash classified within current assets held for sale	—	(5.0)	—	(5.0)
Net increase (decrease) in cash, cash equivalents, restricted cash and restricted cash equivalents	61.9	(42.4)	111.4	(2,445.4)
Cash, cash equivalents, restricted cash, and restricted cash equivalents at beginning of period (1)	250.6	202.3	201.1	2,605.3
CASH, CASH EQUIVALENTS, RESTRICTED CASH, AND RESTRICTED CASH EQUIVALENTS AT END OF PERIOD (1)	$312.5	$159.9	$312.5	$159.9
_______________
(1)Includes restricted cash and restricted cash equivalents of $2.3, $12.8, $3.2 and $1,941.7 as of September 30, 2024, September 30, 2023, June 30, 2024 and December 31, 2022, respectively.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in millions)

	September 30, 2024	December 31, 2023
ASSETS
Current Assets
Cash and cash equivalents	$310.2	$188.3
Accounts receivable, less allowances of $5.2 and $5.9, respectively	805.6	758.9
Inventories, net	539.4	576.3
Unbilled contract revenue	680.2	481.7
Prepaid expenses	98.8	74.9
Other current assets	114.1	134.3
Total Current Assets	2,548.3	2,214.4
Property, plant, and equipment, net	888.8	837.6
Goodwill	2,987.7	2,906.8
Identifiable intangible assets, net	2,660.4	2,791.9
Equity method investments	103.9	109.9
Investments in equity securities	116.2	91.2
Other assets	193.1	150.6
TOTAL ASSETS	$9,498.4	$9,102.4

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$1,010.1	$811.0
Customer advances and billings in excess of contract revenue	366.0	376.6
Accrued salaries, wages, and benefits	66.0	81.5
Accrued interest	74.4	92.5
Accrued income taxes	54.4	60.0
Current portion of warranty reserve	17.5	29.4
Current portion of long-term debt	260.7	258.5
Operating lease liabilities, current	20.4	18.5
Other current liabilities	132.9	138.2
Total Current Liabilities	2,002.4	1,866.2
Long-term debt	3,623.9	3,576.4
Deferred tax liabilities	571.8	568.2
Accrued pension liabilities	7.1	6.7
Operating lease liabilities, non-current	61.7	50.7
Other long-term liabilities	96.1	95.2
Total Liabilities	6,363.0	6,163.4

	September 30, 2024	December 31, 2023
Equity
Preferred stock, par value $0.01 per share, $1,000 aggregate liquidation preference — 10,000,000 shares authorized, 402,500 shares issued and outstanding at both September 30, 2024 and December 31, 2023	—	—
Common stock, par value $0.01 per share — 150,000,000 shares authorized, 42,809,385 and 42,754,241 shares issued and outstanding at September 30, 2024 and December 31, 2023, respectively	0.4	0.4
Additional paid-in capital	1,883.6	1,872.5
Treasury stock; 760,782 shares at both September 30, 2024 and December 31, 2023	(19.3)	(19.3)
Retained earnings	1,040.6	922.1
Accumulated other comprehensive income	65.9	10.8
Total Chart Industries, Inc. Shareholders’ Equity	2,971.2	2,786.5
Noncontrolling interests	164.2	152.5
Total Equity	3,135.4	2,939.0
TOTAL LIABILITIES AND EQUITY	$9,498.4	$9,102.4

CHART INDUSTRIES, INC. AND SUBSIDIARIES
OPERATING SEGMENTS (UNAUDITED)
(Dollars in millions)

	Three Months Ended		Nine Months Ended
	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Sales
Cryo Tank Solutions	$162.5	$159.0	$487.7	$435.2
Heat Transfer Systems	256.2	232.5	746.5	636.0
Specialty Products	283.3	240.0	797.4	602.9
Repair, Service & Leasing	360.5	271.3	1,022.0	688.5
Intersegment eliminations	—	(4.9)	(0.1)	(25.1)
Consolidated	$1,062.5	$897.9	$3,053.5	$2,337.5
Gross Profit
Cryo Tank Solutions	$40.7	$35.2	$106.9	$85.5
Heat Transfer Systems	76.4	61.5	207.3	170.1
Specialty Products	74.6	62.0	214.3	158.9
Repair, Service & Leasing	170.9	117.5	488.0	291.6
Consolidated	$362.6	$276.2	$1,016.5	$706.1
Gross Profit Margin
Cryo Tank Solutions	25.0%	22.1%	21.9%	19.6%
Heat Transfer Systems	29.8%	26.5%	27.8%	26.7%
Specialty Products	26.3%	25.8%	26.9%	26.4%
Repair, Service & Leasing	47.4%	43.3%	47.7%	42.4%
Consolidated	34.1%	30.8%	33.3%	30.2%
Operating Income (Loss)
Cryo Tank Solutions	$23.5	$17.1	$53.5	$31.9
Heat Transfer Systems	61.3	43.4	157.6	120.5
Specialty Products	41.9	33.7	122.0	84.6
Repair, Service & Leasing	102.0	42.3	265.1	121.0
Corporate	(50.2)	(32.1)	(139.0)	(123.3)
Consolidated	$178.5	$104.4	$459.2	$234.7
Operating Margin
Cryo Tank Solutions	14.5%	10.8%	11.0%	7.3%
Heat Transfer Systems	23.9%	18.7%	21.1%	18.9%
Specialty Products	14.8%	14.0%	15.3%	14.0%
Repair, Service & Leasing	28.3%	15.6%	25.9%	17.6%
Consolidated	16.8%	11.6%	15.0%	10.0%

CHART INDUSTRIES, INC. AND SUBSIDIARIES
ORDERS AND BACKLOG (UNAUDITED)
(Dollars in millions)

	Three Months Ended
	September 30, 2024	September 30, 2023
Orders
Cryo Tank Solutions	$126.2	$155.6
Heat Transfer Systems	424.7	176.1
Specialty Products	237.8	469.1
Repair, Service & Leasing	377.9	331.2
Intersegment eliminations	0.9	(4.7)
Consolidated	$1,167.5	$1,127.3

	As of
	September 30, 2024	September 30, 2023
Backlog
Cryo Tank Solutions	$316.5	$449.4
Heat Transfer Systems	1,878.0	1,657.5
Specialty Products	1,755.3	1,460.7
Repair, Service & Leasing	593.4	609.7
Intersegment eliminations	(7.9)	(36.6)
Consolidated	$4,535.3	$4,140.7

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF EARNINGS (LOSS) AND EARNINGS (LOSS) PER COMMON SHARE ATTRIBUTABLE TO CHART INDUSTRIES, INC. – CONTINUING OPERATIONS TO ADJUSTED EARNINGS (LOSS) AND ADJUSTED EARNINGS (LOSS) PER COMMON SHARE ATTRIBUTABLE TO CHART INDUSTRIES, INC. - CONTINUING OPERATIONS
(UNAUDITED)
(Dollars in millions, except per share amounts)

	Q3 2023	Q1 2024	Q2 2024	Q3 2024	YTD September 2024
Amounts attributable to Chart common stockholders
Net income attributable to Chart Industries, Inc.	$3.4	$11.3	$58.6	$69.0	$138.9
Less: Loss from discontinued operations, net of tax	(6.0)	(2.2)	(0.2)	(0.4)	(2.8)
Income from continuing operations	9.4	13.5	58.8	69.4	141.7
Less: Mandatory convertible preferred stock dividend requirement	6.8	6.8	6.8	6.8	20.4
Income from continuing operations attributable to Chart (U.S. GAAP)	2.6	6.7	52.0	62.6	121.3
Unrealized loss (gain) on investments in equity securities and loss from strategic equity method investments (1)	5.1	4.3	2.4	(11.0)	(4.3)
Deal related and integration costs (3)	5.9	14.3	7.4	8.2	29.9
Howden amortization	47.6	46.6	46.9	46.3	139.8
Restructuring & related costs	4.7	5.1	4.3	1.7	11.1
Other one-time items (2)	—	—	2.0	3.9	5.9
Tax effects	(11.8)	(14.4)	(11.8)	(9.8)	(36.0)
Adjusted earnings attributable to Chart Industries, Inc. (non-GAAP)	$54.1	$62.6	$103.2	$101.9	$267.7
43

	Q3 2023 Diluted EPS	Q1 2024 Diluted EPS	Q2 2024 Diluted EPS	Q3 2024 Diluted EPS	YTD September 2024 Diluted EPS
Reported income from continuing operations attributable to Chart (U.S. GAAP)	$0.05	$0.14	$1.10	$1.34	$2.59
Unrealized loss (gain) on investments in equity securities and loss from strategic equity method investments (1)	0.11	0.09	0.05	(0.24)	(0.09)
Deal related and integration costs (3)	0.12	0.31	0.15	0.18	0.64
Howden amortization	1.00	1.00	1.00	0.99	2.98
Restructuring & related costs	0.10	0.11	0.09	0.04	0.24
Other one-time items (2)		—	0.04	0.08	0.12
Tax effects	(0.25)	(0.31)	(0.25)	(0.21)	(0.77)
Adjusted earnings attributable to Chart Industries, Inc. (non-GAAP)	$1.13	$1.34	$2.18	$2.18	$5.71
Share count	47.61	46.73	47.25	46.67	46.89

_______________
(1)Includes the mark-to-market of our inorganic investments in Avina, McPhy, Stabilis and certain of our minority investments as well as losses from strategic equity method investments.
(2)Other includes administrative costs related to certain equity investments, asset impairments and associated insurance recoveries, non-repeating legal costs and a one-time adjustment related to a 2022 settlement adjusted for in the second quarter of 2024.
(3)Deal related and integration costs primarily includes costs associated with integrating Howden and impacts from the 2023 divestitures
_______________
Adjusted earnings per common share attributable to Chart Industries, Inc. is not a measure of financial performance under U.S. GAAP and should not be considered as an alternative to earnings per share in accordance with U.S. GAAP. Management believes that adjusted earnings per common share attributable to Chart Industries, Inc. facilitates useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of these non-GAAP measures may not be comparable to the calculations of similarly titled measures reported by other companies. Prior to the second quarter of 2024, the impacts of the mandatory convertible preferred stock dividend were excluded from adjusted earnings per common share attributable to Chart Industries, Inc. (non-GAAP). The impacts are now included in adjusted earnings per common share attributable to Chart Industries, Inc. (non-GAAP) and historical periods have been restated to reflect the change in treatment.

$RECONCILIATION OF NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES FROM CONTINUING OPERATIONS TO FREE CASH FLOW FROM CONTINUING OPERATIONS AND RECONCILIATION OF NET CASH USED IN OPERATING ACTIVITIES FROM DISCONTINUED OPERATIONS TO FREE CASH FLOW FROM DISCONTINUED OPERATIONS (UNAUDITED)
(Dollars in millions)

	Three Months Ended		Nine Months Ended
	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Net cash provided by (used in) operating activities from continuing operations	$200.7	$(29.3)	$227.2	$106.1
Capital expenditures	(26.1)	(63.1)	(100.3)	(115.4)
Free cash flow from continuing operations (non-GAAP)	$174.6	$(92.4)	$126.9	$(9.3)

	Three Months Ended		Nine Months Ended
	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Net cash (used in) provided by operating activities from discontinued operations	$(0.1)	$6.7	$(5.6)	$(69.2)
Capital expenditures	—	—	—	(2.6)
Free cash flow from discontinued operations (non-GAAP)	$(0.1)	$6.7	$(5.6)	$(71.8)
_______________
Free cash flow is not a measure of financial performance under U.S. GAAP and should not be considered as an alternative to net cash provided by (used in) operating activities in accordance with U.S. GAAP. Management believes that free cash flow facilitates useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of this non-GAAP measure may not be comparable to the calculations of similarly titled measures reported by other companies.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATIONS OF OPERATING INCOME (LOSS) TO ADJUSTED OPERATING INCOME (LOSS) (UNAUDITED)
(Dollars in millions)

	Three Months Ended September 30, 2024
	Cryo Tank Solutions	Heat Transfer Systems	Specialty Products	Repair, Service & Leasing	Intersegment Eliminations	Corporate	Consolidated
Sales	$162.5	$256.2	$283.3	$360.5	$—	$—	$1,062.5
Operating income (loss) as reported (U.S. GAAP)	$23.5	$61.3	$41.9	$102.0	$—	$(50.2)	178.5
Operating margin	14.5%	23.9%	14.8%	28.3%			16.8%
Restructuring & related costs	$0.3	$0.2	$0.3	$0.7	$—	$0.2	$1.7
Deal related & integration costs (2)	—	—	—	0.3	—	7.9	8.2
Step-up amortization	2.1	1.1	4.8	38.4	—	(0.1)	46.3
Other (1)	0.4	0.1	0.2	(0.1)	—	0.6	1.2
Adjusted operating income (loss) (non-GAAP)	$26.3	$62.7	$47.2	$141.3	$—	$(41.6)	$235.9
Adjusted operating margin (non-GAAP)	16.2%	24.5%	16.7%	39.2%			22.2%
______________
(1)Other includes administrative costs related to certain equity investments, asset impairments and associated insurance recoveries and non-repeating legal costs.
(2)Deal related and integration costs primarily includes costs associated with integrating Howden and impacts from the 2023 divestitures

	Three Months Ended September 30, 2023
	Cryo Tank Solutions	Heat Transfer Systems	Specialty Products	Repair, Service & Leasing	Intersegment Eliminations	Corporate	Consolidated
Sales	$159.0	$232.5	$240.0	$271.3	$(4.9)	$—	$897.9
Operating income (loss) as reported (U.S. GAAP)	$17.1	$43.4	$33.7	$42.3	$—	$(32.1)	$104.4
Operating margin	10.8%	18.7%	14.0%	15.6%			11.6%
Restructuring & related costs	$0.1	$0.5	$0.4	$0.9	$—	$2.3	$4.2
Deal related & integration costs (1)	0.4	0.5	0.5	—	—	3.8	5.2
Step-up amortization	2.5	1.3	5.0	38.8	—	—	47.6
Adjusted operating income (loss) (non-GAAP)	$20.1	$45.7	$39.6	$82.0	$—	$(26.0)	$161.4
Adjusted operating margin (non-GAAP)	12.6%	19.7%	16.5%	30.2%			18.0%
(1) Deal related and integration costs primarily includes costs associated with integrating Howden and impacts from the 2023 divestitures
____________
Adjusted operating income (loss) is not a measure of financial performance under U.S. GAAP and should not be considered as an alternative to operating income (loss) in accordance with U.S. GAAP. Management believes that adjusted operating income (loss) facilitates useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of these non-GAAP measures may not be comparable to the calculations of similarly titled measures reported by other companies.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF OPERATING SEGMENT ORDERS TO PRO FORMA ORDERS, SALES TO PRO FORMA SALES AND GROSS PROFIT TO PRO FORMA GROSS PROFIT (UNAUDITED)
(Dollars in millions)

	Three Months Ended September 30, 2023
	Cryo Tank Solutions	Heat Transfer Systems	Specialty Products	Repair, Service & Leasing	Intersegment Eliminations	Corporate	Consolidated
Orders	$155.6	$176.1	$469.1	$331.2	$(4.7)	$—	$1,127.3
Less: Orders from businesses divested in the fourth quarter 2023	2.7	6.9	3.6	6.8	—	—	20.0
Pro forma orders (non-GAAP)	$152.9	$169.2	$465.5	$324.4	$(4.7)	$—	$1,107.3

Sales	$159.0	$232.5	$240.0	$271.3	$(4.9)	$—	$897.9
Less: Sales from businesses divested in the fourth quarter 2023	3.7	4.7	15.0	6.5	0.1	—	30.0
Pro forma sales (non-GAAP)	$155.3	$227.8	$225.0	$264.8	$(5.0)	$—	$867.9

Gross Profit	$35.2	$61.5	$62.0	$117.5	$—	$—	$276.2
Gross Profit Margin	22.1%	26.5%	25.8%	43.3%	—%		30.8%
Less: Gross profit from businesses divested in the fourth quarter 2023	0.7	1.3	4.1	4.1	0.1	—	10.3
Pro forma gross profit (non-GAAP)	$34.5	$60.2	$57.9	$113.4	$(0.1)	$—	$265.9
Pro forma gross profit margin (non-GAAP)	22.2%	26.4%	25.7%	42.8%	2.0%		30.6%
_______________
Businesses divested in the fourth quarter of 2023 include American Fan, Cofimco and Cryo Diffusion. Pro forma orders, pro forma sales, pro forma gross profit and pro forma gross profit margin are not measures of financial performance under U.S. GAAP and should not be considered as an alternative to orders, sales, gross profit and gross profit margin in accordance with U.S. GAAP. Management believes that pro forma orders, pro forma sales, pro forma gross profit and pro forma gross profit margin facilitate useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of these non-GAAP measures may not be comparable to the calculations of similarly titled measures reported by other companies.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME FROM CONTINUING OPERATIONS TO EBITDA AND ADJUSTED EBITDA (UNAUDITED)
(Dollars in millions)

	Three Months Ended		Nine Months Ended
	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Net income from continuing operations	$73.1	$11.7	$153.0	$6.1
Income tax expense (benefit)	26.6	0.1	50.9	(4.2)
Interest expense, net	80.6	90.5	248.7	202.7
Acquisition related finance fees	—	—	—	26.1
Loss on extinguishment of debt	—	—	0.7	—
Depreciation and amortization	68.1	67.0	200.0	163.2
EBITDA (non-GAAP)	248.4	169.3	653.3	393.9
Non-recurring costs:
Deal related & integration costs (3)	8.2	5.9	29.9	39.4
Restructuring & related costs	1.7	4.2	11.1	11.2
Amortization of step-up value of inventory	6.4	7.3	21.0	18.2
Other one-time items (2)	2.8	0.6	4.9	4.5
Employee share-based compensation expense	4.2	2.6	14.3	9.2
Unrealized (gain) loss on investments in equity securities and loss from strategic equity method investments (1)	(11.0)	5.1	(4.3)	11.7
Howden FX Hedge	—	—	—	2.8
Adjusted EBITDA (non-GAAP)	$260.7	$195.0	$730.2	$490.9
_______________
(1)Includes the mark-to-market of our inorganic investments in Avina, McPhy, Stabilis and certain of our minority investments as well as losses from strategic equity method investments.
(2)Other includes administrative costs related to certain equity investments, asset impairments and associated insurance recoveries, non-repeating legal costs and a one-time adjustment related to a 2022 settlement adjusted for in the second quarter of 2024.
(3)Deal related and integration costs primarily includes costs associated with integrating Howden and impacts from the 2023 divestitures.
_______________
The reconciliation from net income from continuing operations to EBITDA (non-GAAP) includes acquisition related finance fees and loss on extinguishment of debt. EBITDA and adjusted EBITDA are not measures of financial performance under U.S. GAAP and should not be considered as an alternative to net income from continuing operations in accordance with U.S. GAAP. Management believes that EBITDA and adjusted EBITDA facilitate useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of these non-GAAP measures may not be comparable to the calculations of similarly titled measures reported by other companies.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF ORDERS TO PRO FORMA ORDERS, SALES TO PRO FORMA SALES, GROSS PROFIT TO PRO FORMA GROSS PROFIT, ADJUSTED EBITDA TO PRO FORMA ADJUSTED EBITDA, AND OPERATING INCOME TO PRO FORMA ADJUSTED OPERATING INCOME (UNAUDITED)
(Dollars in millions)

Three Months Ended September 30, 2023
Orders	$1,127.3
Less: Orders from businesses divested in the fourth quarter 2023	20.0
Pro forma orders (non-GAAP)	$1,107.3

Sales	$897.9
Less: Sales from businesses divested in the fourth quarter 2023	30.0
Pro forma sales (non-GAAP)	$867.9

Gross profit	$276.2
Less: Gross profit from businesses divested in the fourth quarter 2023	10.3
Pro forma gross profit (non-GAAP)	$265.9
Pro forma gross profit margin (non-GAAP)	30.6%

EBITDA (non-GAAP)	$169.3
Less: Adjusted EBITDA from businesses divested in the fourth quarter 2023	7.9
Pro forma EBITDA (non-GAAP)	$161.4
Non-recurring costs:
Deal related & integration costs (2)	5.9
Restructuring & related costs	4.2
Amortization of step-up value of inventory	7.3
Other one-time items	0.6
Employee share-based compensation expense	2.6
Unrealized (gain) loss on investments in equity securities and loss from strategic equity method investments (1)	5.1
Pro forma adjusted EBITDA (non-GAAP)	$187.1
Pro forma adjusted EBITDA margin (non-GAAP)	21.6%

Operating income	$104.4
Less: Operating income from businesses divested in the fourth quarter 2023	7.4
Pro forma operating income (non-GAAP)	$97.0
Pro forma operating income margin (non-GAAP)	11.2%
Restructuring related, deal-related, integration and other one time costs	$57.0
Pro forma adjusted operating income (non-GAAP)	$154.0
Pro forma adjusted operating income margin (non-GAAP)	17.7%
(1)Includes the mark-to-market of our inorganic investments in Avina, McPhy, Stabilis and certain of our minority investments as well as losses from strategic equity method investments.
(2)Deal related and integration costs primarily includes costs associated with integrating Howden and impacts from the 2023 divestitures.
______________
Businesses divested in the fourth quarter of 2023 include American Fan, Cofimco and Cryo Diffusion. Pro forma orders, pro forma sales, pro forma gross profit, adjusted EBITDA, pro forma adjusted EBITDA, pro forma operating income and pro forma adjusted operating income are not measures of financial performance under U.S. GAAP and should not be considered as an alternative to sales and net income from continuing operations in accordance with U.S. GAAP. Management believes that pro forma orders, pro forma sales, pro forma gross profit, adjusted EBITDA, pro forma adjusted EBITDA, pro forma operating income and pro forma adjusted operating income facilitate useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of these non-GAAP measures may not be comparable to the calculations of similarly titled measures reported by other companies.